Exhibit 99.1

Contacts:For media - Dan McCarthy, 610-774-5758
For financial analysts - Tim Paukovits, 610-774-4124

PPL Reports Earnings Increases;
Maintains Earnings Forecast for 2004

               ALLENTOWN, Pa. (Jan. 28, 2004) - PPL Corporation (NYSE: PPL) today announced increases in earnings for the year ended 2003 and for the fourth quarter compared to a year ago.

               The company reported an all-time record net income, or earnings, reported in accordance with generally accepted accounting principles (GAAP), of $734 million, or $4.24 per share, for 2003 compared to $208 million, or $1.36 per share, for 2002. PPL also reported an increase in earnings from ongoing operations, which is a non-GAAP financial measure that excludes unusual items. Earnings from ongoing operations for 2003 were $642 million, or $3.71 per share, compared to $541 million, or $3.54 per share, for 2002.

               PPL has confirmed its previously announced 2004 earnings forecast of $3.45 to $3.75 per share.

               "PPL's strong performance in 2003, in spite of challenging market conditions and reduced earnings at our Pennsylvania delivery business, led our common stock price to out-perform the Standard & Poor's Electric Utilities Index by more than 35 percent. We also provided a 2003 total return of 31 percent to our shareowners who reinvested their dividends," said William F. Hecht, PPL's chairman, president and chief executive officer. "In 2004, we are forecasting increases in earnings from ongoing operations and increases in free cash flow, a strengthened balance sheet and an improved credit profile."

               PPL's 2003 earnings from ongoing operations benefited significantly from a full year's ownership of Western Power Distribution, PPL's electricity delivery business in the United Kingdom. "WPD had an exceptional year, and its performance in 2003 surpassed our expectations," said Hecht. WPD's strong performance was enhanced by a favorable currency position due to the weaker U.S. dollar.

               WPD's performance in 2003 helped PPL's international business segment to increase its earnings per share from ongoing operations by about 75 percent over 2002. PPL's supply business segment increased its earnings per share from ongoing operations in 2003 by about 1.5 percent over the prior year. The positive performance in these two business segments was partially offset by about a 45 percent decline in the earnings per share from ongoing operations for the delivery business segment. This decline resulted primarily from PPL Electric Utilities' rising transmission and distribution operating costs and from increased expenses related to necessary investments in infrastructure.

               Other earnings drivers in 2003 were: lower interest expense; higher energy margins in the Western U.S.; and savings from a workforce reduction program in the U.S. that commenced in 2002.

               Earnings per share for 2003 increased despite the dilutive effects of additional shares of common stock outstanding; increased operating expenses; and lower pension income.

               Two unusual items benefited PPL's 2003 earnings: the net impact of $0.47 per share from the tax loss related to PPL's Brazilian investment, CEMAR; and a credit of $0.36 per share resulting from the adoption of a new accounting pronouncement addressing asset retirement obligations.

               PPL's 2003 earnings were adversely affected by several unusual items: a charge of $0.16 per share due to an accounting change affecting the balance sheet treatment of certain power plant financing arrangements that were previously treated as operating leases; losses of $0.11 per share due to the discontinued telecommunications operation in El Salvador; and a charge of $0.03 per share for workforce reductions that are a completion of the workforce reduction program that commenced in 2002.

               For 2002, net charges for unusual items totaled $2.18 per share. (See the table entitled "Reconciliation of Earnings from Ongoing Operations and Reported Earnings per Share.")

                "Our strong overall financial performance in 2003, along with the issuance of 28.8 million shares, or approximately $1 billion, of common stock over the last 16 months, has enabled us to provide growth for our shareowners and to strengthen our balance sheet," said Hecht.

Fourth-quarter 2003 Earnings Results

               PPL reported earnings of $208 million, or $1.17 per share, for the fourth quarter of 2003, compared to $116 million, or $0.71 per share, a year ago. Earnings from ongoing operations were $174 million, or $0.98 per share, in the fourth quarter of 2003, compared to $134 million, or $0.82 per share, a year ago.

               Fourth-quarter earnings from ongoing operations benefited from improved financial results at PPL's international businesses; lower interest expense; lower income taxes; higher energy margins in the Eastern and Western U.S.; and deferred accounting treatment by PPL Electric Utilities for costs associated with Hurricane Isabel, which reverses costs initially expensed in the third quarter of 2003.

               PPL's fourth-quarter earnings per share in 2003 were adversely affected by increased operating expenses, lower pension income and the dilutive effect of additional shares of common stock outstanding.

Earnings by Business Segment

                "The principal focus of our corporate business strategy is to pursue disciplined growth while minimizing our exposure to commodity price risk and supply risk by matching energy supply with load under long-term contracts with creditworthy counterparties," Hecht said.

               According to Hecht, PPL owes its strong and stable financial position to the continued superior operational performance of its three business segments and to a comprehensive risk management program.

                "PPL's long-term energy supply strategy is sound," said Hecht. "Matching energy supply with load, or customer demand, under long-term contracts has allowed us to provide value for PPL's shareowners despite ongoing pressure on energy margins."

               PPL's domestic electricity delivery earnings continue to be adversely affected by rising transmission and distribution operating costs and by increased expenses related to necessary investments in infrastructure. Early in 2004, PPL Electric Utilities expects to request a general rate increase, its first since 1995. PPL Electric Utilities also would benefit through the recovery of charges for transmission-related services regulated by the Federal Energy Regulatory Commission. The new rates and the recovery of the charges for transmission-related services would become effective Jan. 1, 2005, after the end of the cap on transmission and distribution rates.

               Within the international segment, the benefits of a full year of ownership of WPD and the improved financial performance of PPL's delivery businesses in Latin America bolstered PPL's consolidated earnings results.

               The following chart shows earnings contributions per share from PPL's business segments for the fourth quarter and for the year ended 2003 compared to the same periods of 2002.

Earnings from Ongoing Operations by Business Segment

	4th Quarter		Year
	2003	2002	2003	2002

Supply	$0.72	$0.60	$2.70	$2.66
Delivery	0.04	0.05	0.24	0.44
International	0.22	0.17	0.77	0.44
	$0.98	$0.82	$3.71	$3.54

(See table entitled "Reconciliation of Business Segment Earnings from Ongoing Operations and Reported Earnings.")

Improving Cash Flow and Credit Positions

               Hecht said PPL is focused on continued improvement in the company's liquidity position and on further strengthening its balance sheet.

               At year-end 2003, PPL had $476 million of cash on hand and $1.7 billion of available credit facilities.

               In 2003, PPL generated approximately $1.37 billion in cash flow from operations, which supported capital expenditures of about $850 million, including construction expenditures for projects previously treated as operating leases; common and preferred stock dividends of about $290 million; and the repayment of about $250 million of transition bonds. This resulted in negative free cash flow for 2003 of approximately $20 million, an improvement over the $50 million in negative free cash flow projected in October 2003.

               PPL's equity to total capitalization ratio, using debt and equity as presented on PPL's balance sheet as of year-end 2003, is 28 percent. PPL's adjusted equity to total capitalization ratio for the same period is about 48 percent. This adjusted ratio excludes $1.4 billion of transition bonds and $2.2 billion of debt of international affiliates that is non-recourse to PPL. For this calculation, the company treats $575 million of Premium Equity Participating Security (PEPSSM) units as equity because those securities convert to common stock in May of 2004.

               PPL's forecast for 2004 projects approximately $1.30 billion in cash flow from operations. Net of capital expenditures of $690 million, common and preferred dividends of $300 million and repayment of $260 million of transition bonds, the company expects to have positive free cash flow of about $50 million for 2004. PPL expects cash on hand at the end of 2004 to be approximately $400 million.

               PPL's equity to total capitalization ratio as of December 31, 2004, is forecast to be 36 percent. PPL's equity to total capitalization ratio for the same period, as adjusted, is forecast to be about 51 percent. The adjusted ratio excludes $1.2 billion of transition bonds and $2.2 billion of debt of international affiliates that is non-recourse to PPL.

               Hecht said PPL's increasing free cash flow, improved credit profile and solid earnings should provide additional opportunities in the future to increase the company's common stock dividend.

2004 Earnings Forecast

In October 2003, PPL announced its 2004 forecast of $3.45 to $3.75 per share. This forecast includes the following key assumptions:

  A 45-megawatt increase in capacity from turbine replacements at its Susquehanna nuclear power plant.
  A higher price for generation supply sold by PPL EnergyPlus to PPL Electric Utilities for customers who choose not to shop in Pennsylvania's competitive environment.
  Load growth of 2 percent at PPL Electric Utilities.
  Lower interest costs.
  The benefit of previously announced wholesale energy contracts.
  The continuation of current wholesale electricity price levels.
  The dilutive effect of the conversion of Premium Equity Participating Security (PEPSSM) units into common stock.
  Lower pension income.
  Higher operating expenses for PPL Electric Utilities.
Reconciliation of Earnings from Ongoing Operations & Reported Earnings (Millions of dollars)

	2003 4th Qtr.	2002 4th Qtr.	2003 Year	2002 Year
Earnings from Ongoing Operations	$174	$134	$642	$541
Unusual Items (net of tax):
Asset retirement obligation (Q1)			63
Consolidation of off-balance sheet projects (Q4)	(27)		(27)
Discontinued operations (Q4)	(20)		(20)
CEMAR-related net tax benefit (Q4)	81		81
Workforce reduction (Q3 '03, Q2 '02)			(5)	(44)
Goodwill impairment (Q1)				(150)
CEMAR operating losses (Q3)				(23)
CEMAR impairment (Q1, Q2)				(98)
Tax benefit - Teesside writedown (Q4)		8		8
Writedown of generation equipment (Q4)		(26)		(26)

Total Unusual Items	34	(18)	92	(333)

Earnings - Reported	$208	$116	$734	$208

Reconciliation of Earnings from Ongoing Operations & Reported Earnings per Share (Diluted)

	2003 4th Qtr.	2002 4th Qtr.	2003 Year	2002 Year
Earnings from Ongoing Operations	$0.98	$0.82	$3.71	$3.54
Unusual Items (net of tax):
Asset retirement obligation (Q1)			0.36
Consolidation of off-balance sheet projects (Q4)	(0.15)		(0.16)
Discontinued operations (Q4)	(0.11)		(0.11)
CEMAR-related net tax benefit (Q4)	0.45		0.47
Workforce reduction (Q3 '03, Q2 '02)			(0.03)	(0.29)
Goodwill impairment (Q1)				(0.99)
CEMAR operating losses (Q3)				(0.15)
CEMAR impairment (Q1, Q2)				(0.64)
Tax benefit - Teesside writedown (Q4)		0.06		0.06
Writedown of generation equipment (Q4)		(0.17)		(0.17)

Total Unusual Items	0.19	(0.11)	0.53	(2.18)

Earnings per share - Reported	$1.17	$0.71	$4.24	$1.36

               PPL Corporation, headquartered in Allentown, Pa., controls about 11,500 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to customers in Pennsylvania, the United Kingdom and Latin America.

                (Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share.)

               Standard & Poor's is a trademark of The McGraw-Hill Companies, Inc. or an affiliate.

               PPL invites interested parties to listen to the live Internet webcast of management's teleconference with financial analysts about fourth-quarter and year-end 2003 financial results at 9 a.m. (EST) on Wednesday, Jan. 28. The teleconference is available online live, in audio format, on PPL's Internet Web site: www.pplweb.com. The webcast will be available for replay on the PPL Web site for 30 days. Interested individuals also can access the live conference call via telephone at 913-981-5522.

PPL CORPORATION AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

Condensed Consolidated Balance Sheet
(Millions of Dollars)

	Dec. 31, 2003	Dec. 31, 2002 (d)
Assets
Cash	$476	$245
Other current assets	1,584	1,597
Investments	742	656
Property, plant and equipment - net (a) (b)
Electric plant	10,024	9,113
Gas and oil plant	205	201
Other property	221	252

	10,450	9,566
Recoverable transition costs	1,687	1,946
Goodwill and other intangibles (a)	1,274	663
Regulatory and other assets	912	879

Total assets	$17,125	$15,552

Liabilities and Equity
Short-term debt (including current portion of long-term debt)	$449	$1,309
Other current liabilities	1,323	1,304
Long-term debt (less current portion) (b) (c)	8,135	5,901
Deferred income taxes and investment tax credits (a)	2,202	2,287
Other noncurrent liabilities	1,652	1,748
Minority interest	54	36
Company-obligated mandatorily redeemable securities (c)	0	661
Preferred stock	51	82
Earnings reinvested	1,478	1,013
Other common equity	2,915	2,493
Accumulated other comprehensive loss	(297)	(446)
Treasury stock	(837)	(836)

Total liabilities and equity	$17,125	$15,552

  The December 2003 balance sheet includes the impact of the final adjustments related to the acquisition of the controlling interest in WPD in the fourth quarter of 2002. The final purchase price allocations were recorded as of October 1, 2003, based on an independent appraisal of property, plant and equipment and intangible assets, as well as other available information. As a result of this final valuation, "Property, plant and equipment - net" decreased by approximately $800 million from the preliminary valuation, with offsetting increases in "Goodwill and other intangibles" and reductions in "Deferred income taxes and investment tax credits."
  PPL adopted FASB Interpretation Number 46, "Consolidation of Variable Interest Entities," effective December 31, 2003. This resulted in the consolidation of the Sundance, University Park and Lower Mt. Bethel projects, which were financed under off-balance sheet synthetic leases. Approximately $1.1 billion was added to both "Property, plant and equipment - net" and "Long-term debt" as a result of adopting FIN 46.
  PPL adopted Statement of Financial Accounting Standards 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity," effective July 1, 2003. This required the reclassification of company-obligated mandatorily redeemable preferred securities to long-term debt effective at that date.
  Certain amounts have been reclassified to conform to the current year presentation.

Condensed Consolidated Income Statement
(Millions of Dollars)

	3 Months Ended Dec. 31		12 Months Ended Dec. 31

	2003(a)	2002(a)(b)	2003(a)	2002(a)(b)

Operating Revenues
Utility	$931	$902	$3710	$3676
Unregulated retail electric and gas	35	45	152	182
Wholesale energy marketing	207	243	1214	1036
Net energy trading margins	3	6	12	19
Energy-related businesses	120	129	485	554

	1,296	1,325	5,573	5,467

Operating Expenses
Fuel and purchased power	309	354	1647	1500
Other operation and maintenance	310	291	1190	1122
Amortization of recoverable transition costs	67	61	260	226
Depreciation	94	98	380	367
Energy-related businesses	116	128	491	543
Taxes, other than income	68	59	256	231
Other charges
Write-down of international energy projects	0	13	0	113
Write-down of generation assets	0	44	0	44
Workforce reduction	0	0	9	75

	964	1,048	4,233	4,221

Operating Income	332	277	1340	1246
Other Income - net	14	4	60	30
Interest Expense	120	131	475	561
Income from Continuing Operations Before
Income Taxes, Minority Interest and
Distributions on Preferred Securities	226	150	925	715
Income Taxes	(31)	16	170	210
Minority Interest	2	2	7	78
Distributions on Preferred Securities	0	15	29	67

Income from Continuing Operations	255	117	719	360
Loss from Discontinued Operations (net of tax)	19	1	20	2

Income Before Cumulative Effect of a Change in
Accounting Principle	236	116	699	358
Cumulative Effect of a Change in Accounting
Principle (net of tax)	(28)	0	35	(150)

Net Income	$208	$116	$734	$208

Earnings per share of common stock - basic
Earnings from ongoing operations	$0.98	$0.82	$3.72	$3.55
Unusual items	0.19	(0.11)	0.53	(2.18)

Net Income	$1.17	$0.71	$4.25	$1.37

Earnings per share of common stock - diluted
Earnings from ongoing operations	$0.98	$0.82	$3.71	$3.54
Unusual items	0.19	(0.11)	0.53	(2.18)

Net Income	$1.17	$0.71	$4.24	$1.36

Average shares outstanding (thousands)
Basic	176,849	164,742	172,795	152,492
Diluted	177,424	165,031	173,392	152,809
  Earnings in the 2003 and 2002 periods were impacted by several unusual items, as described in the text and tables of this news release. Earnings from ongoing operations excludes the impact of these unusual items.
  Certain amounts have been reclassified to conform to the current year presentation.

Key Indicators

Financial

	12 Months Ended	12 Months Ended
	Dec. 31, 2003	Dec. 31, 2002 (d)

Dividends declared per share	$1.54	$1.44
Book value per share (a)	$18.37	$13.42
Market price per share (a)	$43.75	$34.68
Dividend yield (a)	3.5%	4.2%
Dividend payout ratio (b)	36%	106%
Dividend payout ratio - earnings from ongoing operations (b)(c)	42%	41%
Price/earnings ratio (a)(b)	10.3	25.5
Price/earnings ratio - earnings from ongoing operations (a)(b)(c)	11.8	9.8
Return on average common equity	26.56%	10.27%
Return on average common equity - earnings from ongoing operations (c)	22.67%	20.51%
  End of period.
  Based on diluted earnings per share.
  Calculated using earnings from ongoing operations, which excludes the impact of unusual items, as described in the text and tables of this news release.

Reconciliation of Business Segment Earnings from Ongoing Operations and Reported Earnings

	Current Year - 2003				Prior Year - 2002

	Supply	Delivery	International	Total	Supply	Delivery	International	Total
(millions of dollars)

Earnings from ongoing operations - 4thQtr	$128	$7	$39	$174	$96	$8	$30	$134
Unusual Items	(27)		61	34	(26)		8	(18)

Earnings - reported 4thQtr	$101	$7	$100	$208	$70	$8	$38	$116

Earnings from ongoing operations - YTD	$466	$41	$135	$642	$407	$67	$67	$541
Unusual Items	36	(5)	61	92	(51)	(19)	(263)	(333)

Earnings - reported YTD	$502	$36	$196	$734	$356	$48	$(196)	$208

(per share)

Earnings from ongoing operations - 4thQtr	$0.72	$0.04	$0.22	$0.98	$0.60	$0.05	$0.17	$0.82
Unusual Items	(0.15)		0.34	0.19	(0.17)		0.06	(0.11)

Earnings - reported 4thQtr	$0.57	$0.04	$0.56	$1.17	$0.43	$0.05	$0.23	$0.71

Earnings from ongoing operations - YTD	$2.70	$0.24	$0.77	$3.71	$2.66	$0.44	$0.44	$3.54
Unusual Items	0.20	(0.03)	0.36	0.53	(0.33)	(0.13)	(1.72)	(2.18)

Earnings - reported YTD	$2.90	$0.21	$1.13	$4.24	$2.33	$0.31	$(1.28)	$1.36

Operating - Domestic Electricity Sales

	3 Months Ended Dec. 31			12 Months Ended Dec. 31
PPL Corp.
(millions of kwh)
	2003	2002	Percent Change	2003	2002	Percent Change

Retail
Delivered (a)	8,429	8,549	(1.40%)	35,407	35,033	1.1%
Supplied	8,824	8,824	(0.0%)	36,774	36,746	0.1%

Wholesale
East	6,428	6,137	4.7%	29,306	24,695	18.70%
West
NorthWestern Energy/
Montana Power (b)	841	846	(0.6%)	3,348	4,259	(21.4%)
Other	2,474	2,180	13.5%	9,054	7,895	14.7%
  Electricity delivered to retail customers represents the kwh delivered to customers within PPL Electric Utilities Corporation's service territory.
  NorthWestern Corporation purchased The Montana Power Company's electric delivery business in February 2002, including Montana Power's rights under a power supply agreement with PPL Montana that expired on June 30, 2002. In July 2002, PPL EnergyPlus, on behalf of PPL Montana, began selling energy to NorthWestern Corporation under a new five-year agreement.

"Earnings from ongoing operations" excludes the impact of unusual items. Earnings from ongoing operations should not be considered as an alternative to net income, which is an indicator of operating performance determined in accordance with generally accepted accounting principles (GAAP). PPL believes that earnings from ongoing operations, although a non-GAAP measure, is also useful and meaningful to investors because it provides them with PPL's underlying earnings performance as another criterion in making their investment decisions. PPL's management also uses earnings from ongoing operations in measuring certain corporate performance goals. Other companies may use different measures to present financial performance.

"Free cash flow" is derived by deducting the following from cash flow from operations: capital expenditures (net of disposals, but adjusted to include lease financing), dividend payments and repayment of transition bonds. Free cash flow should not be considered as an alternative to cash flow from operations, which is determined in accordance with GAAP. PPL believes free cash flow is an important measure to both management and investors since it is an indicator of the company's ability to sustain operations and growth without additional outside financing beyond the requirement to fund maturing debt obligations. Other companies may calculate free cash flow in a different manner.

"Equity to total capitalization ratio" includes as equity minority interest and preferred stock as well as all of the components of common equity as presented on the balance sheet. Total capitalization is calculated as equity plus short-term debt plus long-term debt as presented on the balance sheet.

"Adjusted equity to total capitalization ratio" excludes transition bonds issued by PPL Transition Bond Company, LLC under the Pennsylvania Electricity Generation Customer Choice and Competition Act, excludes debt of international affiliates which is non-recourse to PPL, and treats Premium Equity Participating Security (PEPS) units as equity (since those securities convert to common stock in May of 2004). The adjusted equity to total capitalization ratio should not be considered as an alternative to an equity to total capitalization ratio using debt and equity balances as reflected on the balance sheet. PPL believes that this adjusted equity ratio is useful to investors because it provides them with another indicator of credit quality. The adjusted equity to total capitalization ratio focuses primarily on debt that is recourse to PPL, whether the debt is on or off the balance sheet. It also treats the PEPS securities in a manner consistent with how PPL believes the rating agencies view them. Other companies may present adjusted equity ratios in a different manner.

Certain statements contained in this news release, including statements with respect to future earnings, net income, energy prices and sales, load growth, cash flows, liquidity, credit profile, equity ratios, dividends, electric rates, corporate strategy and generating capacity, are "forward-looking statements" within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand and prices for energy, capacity and fuel; weather variations affecting customer energy usage; competition in retail and wholesale power markets; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of plants and other facilities; environmental conditions and requirements; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; asset acquisitions and dispositions; political, regulatory or economic conditions in states, regions and countries where PPL Corporation or its subsidiaries conduct business; receipt of necessary governmental permits, approvals and rate relief; capital market conditions; stock price performance; foreign exchange rates; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such factors and in conjunction with PPL Corporation's Form 10-K and other reports on file with the Securities and Exchange Commission.

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Note to Editors: Visit PPL's media Web site at www.pplweb.com for additional news and background about the corporation and its subsidiaries.